Exhibit 99.1
NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
9 Entin Road
Parsippany, NJ 07054-0430

CONTACT:	Emerson Radio Corp.	or:	Investor Relations:
	Greenfield Pitts		Robert Maffei
	Chief Financial Officer		Investor Relations Manager
	(212) 897-5441		(973) 428-2098

Brainerd Communicators
Brad Edwards or
Jonathan Schaffer
(212) 986-6667
Tuesday, August 14, 2007
EMERSON RADIO CORP. REPORTS FISCAL 2008 FIRST QUARTER RESULTS
PARSIPPANY, N.J. — August 14, 2007 — Emerson Radio Corp. (AMEX:MSN) today reported financial results for its first quarter ended June 30, 2007.
Net revenues for the first quarter of fiscal 2008 were $52.7 million, compared to $55.2 million during the same period last year. Revenue growth in the housewares category was offset in the period by lower sales of the Company’s traditional audio products.
The Company’s operating income for the first quarter improved to $588,000 compared to $490,000 during the same period last year. The increase was primarily due to a reduction in inventory reserves of $1.4 million related to the termination of the Company’s license agreement with Nickelodeon earlier this calendar year. Net income for the first quarter of fiscal 2008 was $442,000 or $0.02 per diluted share, compared to net income of $581,000 or $0.02 per diluted share, in the prior year period. Net income for the fiscal 2008 first quarter reflects adjustments to the Company’s deferred tax position and higher state income tax requirements.

“The first quarter of fiscal 2008 reflects a solid performance in this traditionally soft period,” commented Eduard Will, Emerson Radio Corp. President — North American Operations. “During the quarter, we continued to bolster our product line as design improvements, enhanced feature sets and the introduction of new products all served to further differentiate our offerings in the marketplace, both in housewares and our audio division. Within the housewares category, we continued to gain market share in microwaves and have increased SKU’s at our major retail accounts, and we have begun expanding distribution of our wine cooler offerings beyond our initial outlets. We also began shipment of our Mattel-licensed products in April, which offset revenues from the Nickelodeon license discontinued earlier this year. ”
About Emerson Radio Corporation
Emerson Radio Corporation (AMEX:MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, full lines of televisions and other video products, microwaves, clocks, radios, audio and home theater products. Emerson’s web site is www.emersonradio.com
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON REPORTS/3
EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three Months June 30
	2007	2006
Net revenues
Net revenues	$52,603	$55,241
Net revenues-related party	85	—

	52,688	55,241

Costs and expenses:
Cost of sales	45,248	47,840
Other operating costs and expenses	1,796	1,599
Selling, general and administrative expenses (exclusive of non-cash compensation shown below)	4,977	5,207
Non-cash compensation	79	105

	52,100	54,751

Operating income	588	490

Interest income, net	70	105
Interest income-related party	163	—

Income before income taxes	821	595
Provision for income taxes	379	14

Net income	$442	$581

Net income per share
Basic	$0.02	$0.02
Diluted	$0.02	$0.02

Weighted average shares outstanding
Basic	27,130	27,065
Diluted	27,156	27,140

EMERSON REPORTS/4
EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2007	March 31, 2007(A)
	(Unaudited)

Cash and cash equivalents (includes cash securing bank loans of $3,000)	$26,165	$4,851
Accounts receivable	27,785	19,375
Due from affiliates	239	24,690
Inventory	45,102	32,463
Deferred tax assets	4,916	5,737
Other current assets	5,259	4,912

Total current assets	109,466	92,028

Property, plant and equipment, net	2,490	2,492
Other assets	5,443	4,888

Total assets	$117,399	$99,408

Current liabilities	42,380	24,845
Long-term borrowings	647	651
Other long term debt	34	25
Stockholders’ equity	74,338	73,887

Total liabilities and equity	$117,399	$99,408

(A)	Reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the Securities and Exchange Commission in June 2007 and amended in July 2007.